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                                                                    Exhibit 12.1
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
                                              2002           2001          2000           1999          1998         1997
                                              ----           ----          ----           ----          ----         ----
                                                               (in millions of dollars, except ratio data)

EARNINGS

Earnings from continuing operations
     before income taxes                         ($769)         ($33)          $239          $600           $415       $242
Interest Expense                                   154           161            146           135            105         74
Debt Expense Amort                               1.026         1.089           1.80          1.60           2.80          2
33% of Rent Expense                              23.43         14.52          10.89          9.90          11.88         13
                                           ---------------------------------------------------------------------------------
Fixed Charges against earnings                  178.46        176.61         158.69        146.50         119.68         90
                                           ---------------------------------------------------------------------------------
          Earnings before fixed charges       ($590.54)      $143.61        $397.69       $746.50        $534.68       $332
                                           =================================================================================

FIXED CHARGES
Capitalized Interest                                14            42             31            15             12          2
Interest Expense                                   154           161            146           135            105         74
Debt Expense Amortization                        1.026         1.089           1.80           1.6            2.8          2
33% of rent expense                              23.43         14.52          10.89           9.9           11.9         13
                                           ---------------------------------------------------------------------------------
          Total Fixed Charges                     $192          $219           $190          $162           $132        $92
                                           =================================================================================


Ratio                                            (3.07)         0.66           2.10          4.62           4.06      3.615
                                           =================================================================================
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